HomeTrust Bancshares, Inc. Announces Financial Results for the First Quarter of the Year Ending
December 31, 2025 and Declaration of a Quarterly Dividend

ASHEVILLE, N.C., April 24, 2025 – HomeTrust Bancshares, Inc. (NYSE: HTB) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the first quarter of the year ending December 31, 2025 and approval of its quarterly cash dividend.
For the quarter ended March 31, 2025 compared to the quarter ended December 31, 2024:
•net income was $14.5 million compared to $14.2 million;
•diluted earnings per share ("EPS") was $0.84 compared to $0.83;
•annualized return on assets ("ROA") was 1.33% compared to 1.27%;
•annualized return on equity ("ROE") was 10.52% compared to 10.32%;
•net interest margin was 4.18% compared to 4.09%;
•provision for credit losses was $1.5 million compared to a benefit of $855,000;
•quarterly cash dividends continued at $0.12 per share totaling $2.1 million for both periods; and
•14,800 shares of Company common stock were repurchased during the quarter at an average price of $33.64 compared to none in the prior quarter.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.12 per common share payable on May 29, 2025 to shareholders of record as of the close of business on May 15, 2025.
“We are pleased to report another quarter of strong financial results,” said Hunter Westbrook, President and Chief Executive Officer. “Our top quartile net interest margin expanded to 4.18% as the reduction in our funding costs outpaced a slight decline in our asset yields. This improvement reflects our focus on financial performance rather than loan growth for the sake of growth.
“During the first quarter, we transitioned our common stock listing to the New York Stock Exchange under the ticker ‘HTB’, which we believe will provide greater exposure for our Company and long-term value for our stockholders. We also announced the sale of our two branches and exit from Knoxville, Tennessee, which will tighten our geographic footprint, improve our branch efficiencies, and allow us to better allocate capital to support long-term growth in other core markets.
“In response to the recent turbulence in the economic environment, we currently do not anticipate a significant impact upon our business, but we are committed to working with our customers to provide the banking support that may be needed. As in past periods of uncertainty, we are confident that the resilience of our balance sheet and customers, coupled with our conservative approach to risk management, will position HomeTrust to succeed.”

WEBSITE: WWW.HTB.COM

Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Comparison of Results of Operations for the Three Months Ended March 31, 2025 and December 31, 2024
Net Income.  Net income totaled $14.5 million, or $0.84 per diluted share, for the three months ended March 31, 2025 compared to $14.2 million, or $0.83 per diluted share, for the three months ended December 31, 2024, an increase of $331,000, or 2.3%. Results for the three months ended March 31, 2025 benefited from a $3.0 million decrease in noninterest expense, partially offset by a $2.4 million increase in the provision for credit losses. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	March 31, 2025			December 31, 2024
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,802,003	$58,613	6.25%	$3,890,775	$62,224	6.36%
Debt securities available for sale	152,659	1,787	4.75	147,023	1,621	4.39
Other interest-earning assets(2)	206,242	3,235	6.36	160,064	2,353	5.85
Total interest-earning assets	4,160,904	63,635	6.20	4,197,862	66,198	6.27
Other assets	266,141			263,750
Total assets	$4,427,045			$4,461,612
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$573,316	$1,324	0.94%	$559,033	$1,271	0.90%
Money market accounts	1,345,575	9,177	2.77	1,343,609	10,038	2.97
Savings accounts	183,354	38	0.08	180,546	40	0.09
Certificate accounts	951,715	9,824	4.19	1,005,914	11,225	4.44
Total interest-bearing deposits	3,053,960	20,363	2.70	3,089,102	22,574	2.91
Junior subordinated debt	10,129	205	8.21	10,104	223	8.87
Borrowings	12,301	160	5.28	14,689	196	5.31
Total interest-bearing liabilities	3,076,390	20,728	2.73	3,113,895	22,993	2.94
Noninterest-bearing deposits	719,522			731,745
Other liabilities	70,821			68,261
Total liabilities	3,866,733			3,913,901
Stockholders' equity	560,312			547,711
Total liabilities and stockholders' equity	$4,427,045			$4,461,612
Net earning assets	$1,084,514			$1,083,967
Average interest-earning assets to average interest-bearing liabilities	135.25%			134.81%
Non-tax-equivalent
Net interest income		$42,907			$43,205
Interest rate spread			3.47%			3.33%
Net interest margin(3)			4.18%			4.09%
Tax-equivalent(4)
Net interest income		$43,325			$43,594
Interest rate spread			3.51%			3.37%
Net interest margin(3)			4.22%			4.13%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $418 and $389 for the three months ended March 31, 2025 and December 31, 2024, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the three months ended March 31, 2025 decreased $2.6 million, or 3.9%, compared to the three months ended December 31, 2024, which was driven by a $3.6 million, or 5.8%, decrease in loan interest income primarily due to a decline in the average balance, a decrease in accretion income on acquired loans of $881,000, or 73.3%, and fewer days in the current quarter. In addition, income on SBIC investments increased $452,000, or 54.0%, due to investment appreciation.

Total interest expense for the three months ended March 31, 2025 decreased $2.3 million, or 9.9%, compared to the three months ended December 31, 2024. The decrease was the result of a decline in the average balance of certificate accounts, specifically brokered deposits, a decline in the average cost of funds across funding categories, and fewer days in the current quarter.
The following table shows the effects that changes in average balances (volume), including the difference in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase / (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$(2,559)	$(1,052)	$(3,611)
Debt securities available for sale	27	139	166
Other interest-earning assets	616	266	882
Total interest-earning assets	(1,916)	(647)	(2,563)
Interest-bearing liabilities
Interest-bearing checking accounts	7	46	53
Money market accounts	(164)	(697)	(861)
Savings accounts	—	(2)	(2)
Certificate accounts	(796)	(605)	(1,401)
Junior subordinated debt	(3)	(15)	(18)
Borrowings	(35)	(1)	(36)
Total interest-bearing liabilities	(991)	(1,274)	(2,265)
Decrease in net interest income			$(298)
Provision for Credit Losses.  The provision for credit losses is the amount of expense that, based on our judgment, is required to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit losses model.
The following table presents a breakdown of the components of the provision (benefit) for credit losses:

	Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	$ Change	% Change
Provision (benefit) for credit losses
Loans	$800	$(975)	$1,775	182%
Off-balance-sheet credit exposure	740	120	620	517
Total provision (benefit) for credit losses	$1,540	$(855)	$2,395	280%
For the quarter ended March 31, 2025, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $1.3 million during the quarter:
•$0.6 million benefit driven by changes in the loan mix.
•The slight improvement in the projected economic forecast, specifically the national unemployment rate, was offset by changes in qualitative adjustments. Of note, we retained the $2.2 million qualitative allocation for the potential impact of Hurricane Helene upon our loan portfolio established in the quarter ended September 30, 2024.
•$0.1 million increase in specific reserves on individually evaluated loans.
For the quarter ended December 31, 2024, the "loans" portion of the provision (benefit) for credit losses was the result of the following, offset by net charge-offs of $1.9 million during the quarter:
•$1.3 million benefit driven by changes in the loan mix and a $50.6 million decrease in the loan portfolio.
•$0.7 million benefit due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments. Of note, we retained the $2.2 million qualitative allocation for the potential impact of Hurricane Helene upon our loan portfolio established in the prior quarter.
•$0.9 million decrease in specific reserves on individually evaluated credits.
For the quarter ended March 31, 2025, the amount recorded for off-balance-sheet credit exposure was the result of an increase in the balance of loan commitments and changes in the loan mix and projected economic forecast as outlined above. For the quarter ended December 31, 2024, the amount recorded for off-balance-sheet credit exposure was the result of a decrease in the balance of loan commitments and changes in the loan mix and projected economic forecast as outlined above.

Noninterest Income.  Noninterest income for the three months ended March 31, 2025 decreased $216,000, or 2.6%, when compared to the quarter ended December 31, 2024. Changes in the components of noninterest income are discussed below:

	Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$2,244	$2,326	$(82)	(4)%
Loan income and fees	721	728	(7)	(1)
Gain on sale of loans held for sale	1,908	1,068	840	79
Bank owned life insurance ("BOLI") income	842	842	—	—
Operating lease income	1,379	2,259	(880)	(39)
Other	933	1,020	(87)	(9)
Total noninterest income	$8,027	$8,243	$(216)	(3)%
•Gain on sale of loans held for sale: The increase was primarily driven by HELOCs sold during the period. There were $89.4 million of HELOCs originated for sale which were sold during the current quarter with gains of $1.1 million compared to no sales in the prior quarter. There were $18.8 million of residential mortgage loans sold for a gain of $473,000 during the current quarter compared to $23.8 million sold with gains of $269,000 in the prior quarter. There were $4.6 million in sales of the guaranteed portion of SBA commercial loans with gains of $366,000 for the current quarter compared to $10.2 million sold and gains of $733,000 for the prior quarter. Our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in a gain of $13,000 for the current quarter compared to a gain of $66,000 for the prior quarter.
•Operating lease income: The decrease was primarily the result of a $306,000 increase in losses incurred on the sale of, and a $529,000 increase in the valuation allowance against, previously leased equipment.
Noninterest Expense.  Noninterest expense for the three months ended March 31, 2025 decreased $3.0 million, or 9.0%, when compared to the three months ended December 31, 2024. Changes in the components of noninterest expense are discussed below:

	Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$17,699	$17,234	$465	3%
Occupancy expense, net	2,511	2,476	35	1
Computer services	2,805	3,110	(305)	(10)
Operating lease depreciation expense	1,868	2,068	(200)	(10)
Telephone, postage and supplies	546	541	5	1
Marketing and advertising	452	234	218	93
Deposit insurance premiums	511	556	(45)	(8)
Core deposit intangible amortization	515	567	(52)	(9)
Contract renewal consulting fee	—	2,965	(2,965)	(100)
Other	4,054	4,258	(204)	(5)
Total noninterest expense	$30,961	$34,009	$(3,048)	(9)%
•Computer services: As noted below, in the prior quarter we finalized the multiyear renewal of our largest core processing contract. The decrease in expense quarter-over-quarter is a reflection of the improved vendor pricing negotiated through this effort.
•Marketing and advertising: The increase in expense was the result of a reduction in advertising in the prior quarter due to the election and holiday season.
•Contract renewal consulting fee: In the prior quarter we paid a fee to a consultant to negotiate the multiyear renewal of our largest core processing contract, with no similar fee in the current quarter.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rates for the three months ended March 31, 2025 and December 31, 2024 were 21.1% and 22.3%, respectively.
Balance Sheet Review
Total assets decreased by $37.4 million to $4.6 billion and total liabilities decreased by $51.1 million to $4.0 billion, respectively, at March 31, 2025 as compared to December 31, 2024. These changes can be traced to the use of loan sale proceeds and a $61.5 million increase in customer deposits to pay down brokered deposits by $104.3 million and borrowings by $11.0 million.
Stockholders' equity increased $13.7 million to $565.4 million at March 31, 2025 as compared to December 31, 2024. Activity within stockholders' equity included $14.5 million in net income and $1.0 million in stock-based compensation and stock option exercises, partially offset by $2.1 million in cash dividends declared and $498,000 in stock repurchases. In addition, accumulated other comprehensive income improved primarily due to a $1.1 million reduction of the unrealized loss on available for sale securities as a result of a decrease in market interest rates.
As of March 31, 2025, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.

Asset Quality
The ACL on loans was $44.7 million, or 1.23% of total loans, at March 31, 2025 compared to $45.3 million, or 1.24% of total loans, at December 31, 2024. The drivers of this change are discussed in the "Comparison of Results of Operations for the Three Months Ended March 31, 2025 and December 31, 2024 – Provision for Credit Losses" section above.
Net loan charge-offs totaled $1.3 million for the three months ended March 31, 2025 compared to $1.9 million and $2.3 million for the three months ended December 31, 2024 and March 31, 2024, respectively. Annualized net charge-offs as a percentage of average loans were 0.14% for the three months ended March 31, 2025 as compared to 0.19% and 0.24% for the three months ended December 31, 2024 and March 31, 2024, respectively.
Nonperforming assets, made up of nonaccrual loans and repossessed assets, decreased by $753,000, or 2.6%, to $28.0 million, or 0.61% of total assets, at March 31, 2025 compared to $28.8 million, or 0.63% of total assets, at December 31, 2024. Owner occupied commercial real estate ("CRE") made up the largest portion of nonperforming assets at $8.6 million and $8.5 million, respectively, at these same dates. One relationship made up $5.0 million of the totals at both dates but no loss is anticipated. In addition, equipment finance loans made up $5.1 million and $4.7 million, respectively, at these same dates, concentrated in the transportation sector. The ratio of nonperforming loans to total loans was 0.74% at March 31, 2025 compared to 0.76% at December 31, 2024.
The ratio of classified assets to total assets decreased to 0.85% at March 31, 2025 from 1.06% at December 31, 2024 as classified assets decreased $10.0 million, or 20.5%, to $38.8 million at March 31, 2025 compared to $48.8 million at December 31, 2024. The largest portfolios of classified assets at March 31, 2025 included $12.9 million of owner-occupied CRE loans, $6.6 million of 1-4 family residential real estate loans, $5.4 million of equipment finance loans, $4.2 million of commercial and industrial loans, $4.2 million of HELOCs, and $3.8 million of non-owner occupied CRE loans.
Lastly, in an effort to assist customers in their post-Hurricane Helene recovery and clean-up efforts, in the prior quarter we granted payment deferrals of up to six months to provide short-term relief to impacted customers. The outstanding balance of these deferrals declined from $136.0 million at December 31, 2024 to $109.9 million at March 31, 2025 and $68.4 million at April 21, 2025. The Company retained the prior quarter $2.2 million ACL allocation for the potential impact of the storm on this portion of our loan portfolio. To date, no charge-offs have been recognized which were directly related to Hurricane Helene.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for the Bank. As of March 31, 2025, the Company had assets of $4.6 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (the Asheville metropolitan area, the "Piedmont" region, Charlotte and Raleigh/Cary), South Carolina (Greenville and Charleston), East Tennessee (Kingsport/Johnson City, Knoxville and Morristown), Southwest Virginia (the Roanoke Valley) and Georgia (Greater Atlanta).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but instead are based on certain assumptions including statements with respect to the Company's beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by forward-looking statements. The factors that could result in material differentiation include, but are not limited to, natural disasters, including the effects of Hurricane Helene; expected revenues, cost savings, synergies and other benefits from merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected, and goodwill impairment charges might be incurred; increased competitive pressures among financial services companies; changes in the interest rate environment; changes in general economic conditions, both nationally and in our market areas; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on the Company's website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or in the documents the Company files with or furnishes to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions, the factors described above or other factors that management cannot foresee. The Company does not undertake, and specifically disclaims any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	March 31, 2025	December 31, 2024(1)	September 30, 2024	June 30, 2024	March 31, 2024
Assets
Cash	$14,303	$18,778	$18,980	$18,382	$16,134
Interest-bearing deposits	285,522	260,441	274,497	275,808	364,359
Cash and cash equivalents	299,825	279,219	293,477	294,190	380,493
Certificates of deposit in other banks	25,806	28,538	29,290	32,131	33,625
Debt securities available for sale, at fair value	150,577	152,011	140,552	134,135	120,807
FHLB and FRB stock	13,602	13,630	18,384	19,637	13,691
SBIC investments, at cost	17,746	15,117	15,489	15,462	14,568
Loans held for sale, at fair value	2,175	4,144	2,968	1,614	2,764
Loans held for sale, at the lower of cost or fair value	151,164	202,018	189,722	224,976	220,699
Total loans, net of deferred loan fees and costs	3,648,609	3,648,299	3,698,892	3,701,454	3,648,152
Allowance for credit losses – loans	(44,742)	(45,285)	(48,131)	(49,223)	(47,502)
Loans, net	3,603,867	3,603,014	3,650,761	3,652,231	3,600,650
Premises and equipment held for sale, at the lower of cost or fair value	8,240	616	616	616	616
Premises and equipment, net	62,347	69,872	69,603	69,880	70,588
Accrued interest receivable	18,269	18,336	17,523	18,412	16,944
Deferred income taxes, net	9,288	10,735	10,100	10,512	11,222
BOLI	91,715	90,868	90,021	89,176	88,369
Goodwill	34,111	34,111	34,111	34,111	34,111
Core deposit intangibles, net	6,080	6,595	7,162	7,730	8,297
Other assets	63,248	66,606	68,130	66,051	67,183
Total assets	$4,558,060	$4,595,430	$4,637,293	$4,670,864	$4,684,011
Liabilities and stockholders' equity
Liabilities
Deposits	$3,736,360	$3,779,203	$3,761,588	$3,707,779	$3,799,807
Junior subordinated debt	10,145	10,120	10,096	10,070	10,045
Borrowings	177,000	188,000	260,013	364,513	291,513
Other liabilities	69,106	66,349	65,592	64,874	69,473
Total liabilities	3,992,611	4,043,672	4,097,289	4,147,236	4,170,838
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized(2)	176	175	175	175	175
Additional paid in capital	176,682	176,693	175,495	172,907	172,919
Retained earnings	393,026	380,541	368,383	357,147	346,598
Unearned Employee Stock Ownership Plan ("ESOP") shares	(3,835)	(3,966)	(4,099)	(4,232)	(4,364)
Accumulated other comprehensive income (loss)	(600)	(1,685)	50	(2,369)	(2,155)
Total stockholders' equity	565,449	551,758	540,004	523,628	513,173
Total liabilities and stockholders' equity	$4,558,060	$4,595,430	$4,637,293	$4,670,864	$4,684,011
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 17,552,626 at March 31, 2025; 17,527,709 at December 31, 2024; 17,514,922 at September 30, 2024; 17,437,326 at June 30, 2024; and 17,444,787 at March 31, 2024.

Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024
Interest and dividend income
Loans	$58,613	$62,224
Debt securities available for sale	1,787	1,621
Other investments and interest-bearing deposits	3,235	2,353
Total interest and dividend income	63,635	66,198
Interest expense
Deposits	20,363	22,574
Junior subordinated debt	205	223
Borrowings	160	196
Total interest expense	20,728	22,993
Net interest income	42,907	43,205
Provision (benefit) for credit losses	1,540	(855)
Net interest income after provision (benefit) for credit losses	41,367	44,060
Noninterest income
Service charges and fees on deposit accounts	2,244	2,326
Loan income and fees	721	728
Gain on sale of loans held for sale	1,908	1,068
BOLI income	842	842
Operating lease income	1,379	2,259
Other	933	1,020
Total noninterest income	8,027	8,243
Noninterest expense
Salaries and employee benefits	17,699	17,234
Occupancy expense, net	2,511	2,476
Computer services	2,805	3,110
Operating lease depreciation expense	1,868	2,068
Telephone, postage and supplies	546	541
Marketing and advertising	452	234
Deposit insurance premiums	511	556
Core deposit intangible amortization	515	567
Contract renewal consulting fee	—	2,965
Other	4,054	4,258
Total noninterest expense	30,961	34,009
Income before income taxes	18,433	18,294
Income tax expense	3,894	4,086
Net income	$14,539	$14,208

Per Share Data

	Three Months Ended
	March 31, 2025	December 31, 2024
Net income per common share(1)
Basic	$0.84	$0.83
Diluted	$0.84	$0.83
Average shares outstanding
Basic	17,011,359	16,983,751
Diluted	17,113,424	17,084,943
Book value per share at end of period	$32.21	$31.48
Tangible book value per share at end of period(2)	$30.00	$29.24
Cash dividends declared per common share	$0.12	$0.12
Total shares outstanding at end of period	17,552,626	17,527,709
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended
	March 31, 2025	December 31, 2024
Performance ratios(1)
Return on assets (ratio of net income to average total assets)	1.33%	1.27%
Return on equity (ratio of net income to average equity)	10.52	10.32
Yield on earning assets	6.20	6.27
Rate paid on interest-bearing liabilities	2.73	2.94
Average interest rate spread	3.47	3.33
Net interest margin(2)	4.18	4.09
Average interest-earning assets to average interest-bearing liabilities	135.25	134.81
Noninterest expense to average total assets	2.84	3.03
Efficiency ratio	60.79	66.10
Efficiency ratio – adjusted(3)	60.29	59.89
(1)Ratios are annualized where appropriate.
(2)Net interest income divided by average interest-earning assets.
(3)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Asset quality ratios
Nonperforming assets to total assets(1)	0.61%	0.63%	0.64%	0.54%	0.43%
Nonperforming loans to total loans(1)	0.74	0.76	0.78	0.68	0.55
Total classified assets to total assets	0.85	1.06	0.99	0.91	0.80
Allowance for credit losses to nonperforming loans(1)	165.96	163.68	166.51	194.80	235.18
Allowance for credit losses to total loans	1.23	1.24	1.30	1.33	1.30
Net charge-offs to average loans (annualized)	0.14	0.19	0.42	0.27	0.24
Capital ratios
Equity to total assets at end of period	12.41%	12.01%	11.64%	11.21%	10.96%
Tangible equity to total tangible assets(2)	11.65	11.25	10.88	10.44	10.18
Average equity to average assets	12.66	12.28	12.02	11.78	11.51
(1)Nonperforming assets include nonaccruing loans and repossessed assets. There were no accruing loans more than 90 days past due at the dates indicated. At March 31, 2025, $7.5 million, or 27.9%, of nonaccruing loans were current on their loan payments as of that date.
(2)See Non-GAAP reconciliations below for adjustments.

Loans

(Dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Commercial real estate
Construction and land development	$247,539	$274,356	$300,905	$316,050	$304,727
Commercial real estate – owner occupied	570,150	545,490	544,689	545,631	532,547
Commercial real estate – non-owner occupied	867,711	866,094	881,340	892,653	881,143
Multifamily	118,094	120,425	114,155	92,292	89,692
Total commercial real estate	1,803,494	1,806,365	1,841,089	1,846,626	1,808,109
Commercial
Commercial and industrial	349,085	316,159	286,809	266,136	243,732
Equipment finance	380,166	406,400	443,033	461,010	462,649
Municipal leases	163,554	165,984	158,560	152,509	151,894
Total commercial	892,805	888,543	888,402	879,655	858,275
Residential real estate
Construction and land development	56,858	53,683	63,016	70,679	85,840
One-to-four family	631,537	630,391	627,845	621,196	605,570
HELOCs	199,747	195,288	194,909	188,465	184,274
Total residential real estate	888,142	879,362	885,770	880,340	875,684
Consumer	64,168	74,029	83,631	94,833	106,084
Total loans, net of deferred loan fees and costs	3,648,609	3,648,299	3,698,892	3,701,454	3,648,152
Allowance for credit losses – loans	(44,742)	(45,285)	(48,131)	(49,223)	(47,502)
Loans, net	$3,603,867	$3,603,014	$3,650,761	$3,652,231	$3,600,650
Deposits

(Dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Core deposits
Noninterest-bearing accounts	$721,814	$680,926	$684,501	$683,346	$773,901
NOW accounts	573,745	575,238	534,517	561,789	600,561
Money market accounts	1,357,961	1,341,995	1,345,289	1,311,940	1,308,467
Savings accounts	184,396	181,317	179,762	185,499	191,302
Total core deposits	2,837,916	2,779,476	2,744,069	2,742,574	2,874,231
Certificates of deposit	898,444	999,727	1,017,519	965,205	925,576
Total	$3,736,360	$3,779,203	$3,761,588	$3,707,779	$3,799,807

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share and the tangible equity to tangible assets ratio. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024
Noninterest expense	$30,961	$34,009
Less: contract renewal consulting fee	—	2,965
Noninterest expense – adjusted	$30,961	$31,044

Net interest income	$42,907	$43,205
Plus: tax-equivalent adjustment	418	389
Plus: noninterest income	8,027	8,243
Net interest income plus noninterest income – adjusted	$51,352	$51,837

Efficiency ratio	60.79%	66.10%
Efficiency ratio – adjusted	60.29%	59.89%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total stockholders' equity	$565,449	$551,758	$540,004	$523,628	$513,173
Less: goodwill, core deposit intangibles, net of taxes	38,793	39,189	39,626	40,063	40,500
Tangible book value	$526,656	$512,569	$500,378	$483,565	$472,673
Common shares outstanding	17,552,626	17,527,709	17,514,922	17,437,326	17,444,787
Book value per share	$32.21	$31.48	$30.83	$30.03	$29.42
Tangible book value per share	$30.00	$29.24	$28.57	$27.73	$27.10
Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
(Dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Tangible equity(1)	$526,656	$512,569	$500,378	$483,565	$472,673
Total assets	4,558,060	4,595,430	4,637,293	4,670,864	4,684,011
Less: goodwill, core deposit intangibles, net of taxes	38,793	39,189	39,626	40,063	40,500
Total tangible assets	$4,519,267	$4,556,241	$4,597,667	$4,630,801	$4,643,511

Tangible equity to tangible assets	11.65%	11.25%	10.88%	10.44%	10.18%
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.